RIKU DINING GROUP

Issuer Free Writing Prospectus dated November 19, 2025
Filed pursuant to Rule 433 of the Securities Act of 1933, as amended
Related to the Preliminary Prospectus dated November 18, 2025
Registration No.: 333-290212

Disclaimer and Forward Looking Statement

This investor presentation has been prepared by Riku Dining Group Limited (the **"Company**" or "**we**") solely for informational purposes. The Company filed a registration statement on Form F-1, amended (File No. 333-290212) (the **"Registration Statement**") (including a preliminary prospectus) with the Securities and Exchange Commission (the **"SEC**") for the offering to which this investor presentation relates. The Registration Statement has not become effective. Before you invest, you should read the Registration Statement, including the "Risk Factors" described therein, and other documents the Company has filed with the SEC for more complete information about the Company and the proposed offering.

This investor presentation includes statements that are, or may be deemed, "forward-looking statements". In some cases these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects, ""plans,"" intends," "may," "could," "might," "will," "should," "approximately," "potential," or in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations on our goals and strategies; our future business development, financial condition and results of operations; expected changes in our revenues, costs or expenditures; our expectations regarding demand for and market acceptance of our services; competition in our industry; and government policies and regulations relating to our industry as stated herein.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the prospectus contained in the Registration Statement. In addition, even if our results of operations, financial conditions and liquidity, and the development of the industries in which we operate are consistent with the forward-looking statements contained in this presentation, they may not be predictive of results or developments in future periods. Any forward-looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update or revise publicly any of the forward-looking statements after the date hereof to conform the statements to actual results or changed expectations except as required by applicable law.

This investor presentation includes statistics, other data and descriptive information relating to markets, market sizes, and other industry data pertaining to our business that we have obtained from industry publications and surveys, government publications, surveys and studies conducted by third parties, and other information available to us, including an industry report (the "Frost & Sullivan Report") commissioned by us and prepared by Frost & Sullivan, an independent research firm, as well estimates by our management based on such data. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Market data and statistics are inherently predictive and speculative and are not necessarily reflective of actual market conditions.

This investor presentation provides basic information about the Company and the offering. Because it is only a summary, this document does not cover all the information that should be considered before investing. You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our businesses and any forward-looking statements.

Corporate Structure and Offering



Integrated Winners International Limited
Other Shareholders
Public
Pre-IPO shareholding %/ Post-IPO shareholding%
67.0% / 59.6%
33.0% / 29.4%
0% / 11.1%
Riku Dining Group Limited ("Riku") (Cayman Islands)
Master Central Holdings Ltd. ("Master Central") (BVI)
100%
100%
100%
Waraku Group Limited ("Waraku") (Hong Kong)
Rich Plenty Group Limited ("Rich Plenty") (BVI)
100%
C& Hospitality Limited ("C& Hospitality") (Hong Kong)
100%
ES Concept (F&B) Co., Limited ("ES Concept") (Hong Kong)
100%
ES& TWP Limited ("ES& TWP") (Hong Kong)
100%
ES& Yoho Limited ("ES& Yoho") (Hong Kong)
100%
C& NTP Limited ("C& NTP") (Hong Kong)
100%
ES& Granville Limited ("ES& Granville") (Hong Kong)
100%
2811387 Ontario Inc. ("Midland Inc.") (Canada)
100%
2750039 Ontario Inc. ("CK Inc.") (Canada)
100%
Ajisen Ramen (Canada) Inc. ("ARCI") (Canada)
100%
1000047451 Ontario Limited ("Church Ltd.") (Canada)
100%
2770933 Ontario Inc. ("Vaughan Inc.") (Canada)
100%
2512118 Ontario Inc. ("Kennedy Inc.") (Canada)

Please see offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss.

Offering Summary

Issuer	Riku Dining Group Limited
Security	Class A Ordinary Shares
Proposed Nasdaq Capital Market Symbol	RIKU
Ordinary Shares Outstanding Prior to Completion of the Offering	18,000,000 Ordinary Shares including 17,666,666 Class A Ordinary Shares and 333,334 Class B Ordinary Shares
Number of Ordinary Shares Being Offered	2,250,000 Class A Ordinary Shares
Offering Price Per Ordinary Share	Between US$4 and US$6 per Class A Ordinary Share
Number of Ordinary Shares Outstanding After the Offering	20,250,000 Ordinary Shares, including 19,916,666 Class A Ordinary Shares and 333,334 Class B Ordinary Shares, assuming no exercise of the underwriters' over-allotment option 20,587,500 Ordinary Shares, including 20,254,166 Class A Ordinary Shares and 333,334 Class B Ordinary Shares, assuming no exercise of the underwriters' over-allotment option
Use of Proceeds	Approximately 50%, or $4,084,448.50, for expansion into new markets; Approximately 20%, or $1,633,779.40, for existing markets capital expenditure; and Approximately 30%, or $2,450,669.10, for general working capital.
Underwriter	Eddid Securities USA Inc.

Please see offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss.

Ajisen Ramen Canada

Unlike other typical ramen shops, our Ajisen Ramen outlets are full-service Japanese dining restaurants that offer a broad and diverse menu. In addition to our signature Kyushu-style tonkotsu ramen, our menu features a wide range of dishes, including our famous in-house made gyoza, chicken karaage, and AAA striploin served on a sizzling hot plate. The menu also includes vegan and customizable options to cater to diverse dietary preferences. We are known for offering a variety of soup bases, from traditional pork broth to more innovative options like spicy mala, which has become a best-seller among our Indian clientele.



Please see offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss.

Yakiniku Kakura

Originating from Saga, Kyushu, Yakiniku Kakura is a renowned Japanese barbecue restaurant that offers a high-quality dining experience at accessible prices. Benefiting from direct connections with slaughterhouses and farms in Japan, Yakiniku Kakura delivers top-tier A5 Wagyu beef at a price point that is friendly for the exceptional quality of meat offered. This unique supply chain advantage allows us to provide premium cuts, such as short rib, ribeye, and sirloin, without the typical markup seen in fine dining establishments. Each cut is expertly prepared to highlight its rich texture and flavor, offering diners a melt-in-your-mouth experience that is both luxurious and approachable.


YAKINIKU KAKURA
HONG KONG

Please see offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss.

Yakiniku 801

Offering an exceptional yet budget-friendly yakiniku experience, Yakiniku 801 specializes in high-quality beef cuts while ensuring affordability. Positioned as a mid-tier dining option, the restaurant features a variety of set meals and à la carte offerings, including popular cuts like black Wagyu beef shoulder and ribeye. Known for its consistent flavor and satisfying portions, Yakiniku 801 caters to diners who seek delicious meals at great value.



Ufufu Café

Originally from Saga, Japan, Ufufu Café is a Japanese-inspired café that blends Western-influenced Japanese cuisine (yoshoku) with Japanese-style desserts. Ufufu Café has gained popularity for its savory dishes such as hamburger steak, creamy pasta, and pizzas, alongside beautifully presented desserts like parfaits and French toasts. The café is particularly known for its desserts, crafted by Japanese pastry chefs using high-quality ingredients imported from Japan, including premium fruits, matcha powder, and coffee beans.


COFFEE & SWEETS
UFUFU
CAFE

Please see offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss.

Investment Highlights



Exclusive franchise rights

The long-term franchise agreements we secure, typically spanning 15 to 20 years with an option to extend for an additional 15 to 20 years. These extended terms reflect the strong, enduring partnerships we have built with our Japanese franchisors, demonstrating a deep level of trust and commitment on both sides.

Commitment to quality and consistency

In Canada, our central kitchen for Ajisen Ramen ensures that all locations maintain consistent standards in food preparation and taste, offering the same high-quality ramen and other dishes across all outlets. This focus also fosters customer loyalty and repeat business. In Hong Kong, we source beef directly from Japan.

Proven leadership

Our Chairman and CEO, Mr. Johnny Luk, has over 20 years of experience in marketing, management, and food quality control in restaurant operations, he brings a wealth of expertise to the role. Our Vice Chairman and Executive Director - Mr. Mark Luk has significant insight into the F&B industry and strong connections with Japanese suppliers

Directors and Management Upon IPO

Johnny Luk: Chairman and CEO

- More than 30 years of experience in the restaurant industry

Mark Luk: Vice Chairman and ED

- Over 10 years of experience in the restaurant industry and graduated from University of Cambridge

Loraine Luk Yuen Ching: ED (1)

- Oversee all aspects of franchise growth, including recruitment, training, and support for franchisees

Shigemitsu Katsuaki: NED (1)

- His extensive experience in restaurant operations, strategic management, and business development brings valuable insight to our board as we continue to grow and expand

Kelton Ngai Ming Hon: CFO

- Over 15 years of expertise in auditing, IPO, corporate finance, and financial management

Victor Lee Kam Wing: INED (1)

- 28 years of experience in the private equity industry, including a 19-year tenure in Templeton

Hugh Sutherland: INED (1)

- Seasoned sales and business leader with over two decades of experience in the Asia-Pacific region

Dr. Connson Chou Locke: INED (1)

- Has served as a Professor (Education) in Management at London School of Economics and Political Science since 2020


味千拉麵
味千本店

(1) appointed upon the effective of the Registration Statement

Please see offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss.



Growth Strategies

1) Expansion of Restaurant Footprint in Key Markets

2) Innovation in Menu and Customer Experience

3) Operational Efficiency and Scalability

Please see offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss.

Industry Overview

Market Size of Japanese Restaurants in Canada, by Value, 2018 - 2028E



CAD Billion
CAGR:+5.8%
CAGR:+7.9%
3.8
4.0
2.6
3.4
4.5
5.1
5.4
5.9
6.4
6.9
7.4
2018
2019
2020
2021
2022
2023
2024E
2025E
2026E
2027E
2028E

Market Size of Ramen Restaurants in Canada, by Value, 2018 - 2028E



CAD Million
CAGR:+7.8%
CAGR:+9.6%
411.1
437.4
287.6
373.8
498.3
597.2
649.2
715.4
786.9
865.5
943.1
2018
2019
2020
2021
2022
2023
2024E
2025E
2026E
2027E
2028E

The ramen restaurants market is expected to continue expanding and reaching CAD 943.1 million by 2028 with a **CAGR of 9.6%**

Source: Frost & Sullivan

Industry Overview

Market Size of Japanese Restaurants in HK, by Value, 2018 - 2028E


HKD Billion
CAGR:+0.8%
CAGR:+4.2%
16
14
12
10
8
6
4
2
0
12.1
11.6
8.8
11.0
10.6
12.6
12.3
13.2
14.0
14.8
15.5
2018
2019
2020
2021
2022
2023
2024E
2025E
2026E
2027E
2028E

Market Size of Japanese Barbecue Restaurants in HK, by Value, 2018 - 2028E


HKD Million
CAGR:+2.6%
CAGR:+5.5%
1,600
1,400
1,200
1,000
800
600
400
200
0
1,018.6
982.7
752.9
954.9
922.9
1,157.9
1,131.7
1,234.0
1,332.0
1,426.0
1,516.5
2018
2019
2020
2021
2022
2023
2024E
2025E
2026E
2027E
2028E

Looking ahead, the Japanese barbecue market is expected to continue expanding and reaching HKD 1,516.5 million by 2028.

Source: Frost & Sullivan

Financial Highlights - Years ended September 30, 2024 and 2023

	Year ended September 30, 2023	Year ended September 30, 2024
Revenue	17,617,309	18,089,745
Gross Profit	4,492,225	4,128,655
Operating expenses	2,065,735	2,331,336
Income from operations	2,426,490	1,797,319
Other Income (expenses)	(44,925)	(53,492)
Income tax expenses	269,814	346,886
Net Income	2,111,751	1,396,941
Earnings per share, basic and diluted*	0.12	0.08

* The share amounts are presented on a retrospective basis in connection with the Corporate Reorganization.

Financial Highlights - Six months ended March 31, 2025 and 2024

	Six months ended March 31, 2024	Six months ended March 31, 2025
Revenue	8,492,197	9,143,635
Gross Profit	2,272,258	2,196,559
Operating expenses	1,534,608	1,880,208
Income from operations	737,650	316,351
Other Income (expenses)	(11,062)	30,943
Income tax expenses	166,378	146,353
Net Income	560,210	200,941
Earnings per share, basic and diluted*	0.03	0.01

* The share amounts are presented on a retrospective basis in connection with the Corporate Reorganization.

Contact Info of Issuer and Underwriter

Riku Dining Group Limited
Loraine Luk
(416) 901-8860

Eddid Securities USA Inc
Tom Li: (+1) 212-363-6888
ecm@eddidusa.com